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                                                                      EXHIBIT 11


                               GIANT GROUP, LTD.
                               Earnings per share
                       Three months ended June 30, 1994 *


                                                                       Earnings per share
                                                                   Primary     Fully Diluted
                                                                   -------     -------------
                                                                       ($ In thousands)
Income from discontinued operations, net of tax                     $3,456            $3,456

Add:

  Interest expense reduction, net of tax (3)                            62                62
  Interest expense on subordinated debentures, net of tax                                396
                                                                    ------            ------
                                                                    $3,518            $3,914
                                                                    ======            ======
Net income                                                          $1,445            $1,445

Add:

  Interest expense reduction, net of tax (3)                            62                62
  Interest expense on subordinated debentures, net of tax                                396
                                                                    ------            ------
                                                                    $1,507            $1,903
                                                                    ======            ======

                                                                    (Shares in thousands)

  Weighted average number of common shares outstanding **            6,463 (1)         8,691 (1) (2)

  Earnings per share:

    Income from discontinued operations, net of tax                  $0.54             $0.45
    Net income                                                       $0.23             $0.22



* For all periods and captions not shown, the loss per share, assuming full dilution is considered to be the same as primary since the effect of the common stock equivalents would be antidilutive.

** Actual common shares at June 30, 1994 was 5,180,000.

(1) Includes incremental common shares issuable upon exercise of outstanding options, if dilutive.
(2) Includes common shares issuable upon conversion of the 7% convertible subordinated debentures.
(3) Reduction of interest expense, net of tax, on the Company's 14 1/2% Subordinated Notes assumed retired with the option exercise proceeds in excess of that amount required to retire 20% of the Company's outstanding stock.